Exhibit 99.1

- NEWS RELEASE -

Surgical Services Inc. Names Frank J. Abella Jr. to Board of Directors

Orlando, FL – SSI Surgical Services, Inc. (d.b.a. Surgical Services) (OTCBB: SGSI) announced today that Frank J. Abella Jr., CEO of Investment Partners Group (IPG), has been elected to SSI’s board of directors.

Mr. Abella is the founder of IPG, an investment firm specializing in asset management and investment banking advisory services. Since its founding, IPG’s focus has been on the technology and healthcare-related industries. Mr. Abella has more than 35 years of experience in the financial services industry. He has also been on the board of the Emerging Company Marketplace of the American Stock Exchange and has served as a representative to the Alumni Board of Trustees of Stevens Institute.

“Mr. Abella will add an important dimension to SSI’s board,” said Chris Tihansky, president and chief executive officer of Surgical Services. “Frank is very familiar with our business. I am pleased that he will now be able to contribute at the board level.”

Surgical Services at a Glance

Surgical Services is a healthcare company that provides surgical support services to hospitals and ambulatory surgery centers throughout the United States. With comprehensive services that are primarily focused on the operating room, tailored services include endoscopy management services, CSPD staffing, and surgical instrumentation sterilization. The company’s headquarters is in Orlando, FL.

Forward-looking information:

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that may cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.